UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2023

Spruce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39594	81-2154263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Boulevard, Suite 740 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 655-4168

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPRB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 22, 2023, Dina Chaya, Ph.D., C.F.A., notified the board of directors (the “Board”) of Spruce Biosciences, Inc. (the “Company”) of her resignation as a director of the Company and as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Audit Committee of the Board (the “Audit Committee”), effective as of May 25, 2023 (the “Effective Date”). Dr. Chaya’s resignation was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 23, 2023, upon recommendation from the Nominating Committee, the Board appointed Daniel Spiegelman to the Nominating Committee, and Kirk Ways, M.D., Ph.D., as Chair of the Nominating Committee, in each case to fill the vacancy resulting from Dr. Chaya’s resignation on such committee and effective as of the Effective Date. Pursuant to the Company’s Non-Employee Director Compensation Policy (as it may be amended from time to time, the “Policy”), Mr. Spiegelman will receive an annual cash retainer of $4,000 for his service on the Nominating Committee and Dr. Ways will receive an annual cash retainer of $8,000 for his service as Chair of the Nominating Committee, each of which will be pro-rated for 2023.

(d)

On May 23, 2023, the Board appointed Percival Barretto-Ko to the Board, to fill the vacancy resulting from Dr. Chaya’s resignation, contingent upon Dr. Chaya’s resignation and effective as of the Effective Date. Mr. Barretto-Ko will serve as a Class II Director, with an initial term expiring at the Company’s 2025 Annual Meeting of Stockholders. Mr. Barretto-Ko was also appointed to serve on the Audit Committee of the Board, contingent upon Dr. Chaya’s resignation and effective as of the Effective Date, succeeding Dr. Chaya on such committee.

Pursuant to the Policy, on the Effective Date Mr. Barretto-Ko will automatically be granted a nonstatutory stock option to purchase 60,000 shares of the Company’s common stock in connection with his appointment to the Board, which will vest monthly over a three-year period, subject to Mr. Barretto-Ko’s continuous service as of each such vesting date. In addition, in accordance with the Policy, Mr. Barretto-Ko will also receive an annual cash retainer of $40,000 for his service as a director and $7,500 for his service on the Audit Committee, each of which will be pro-rated for 2023. In addition, in accordance with the Policy, commencing with the Company’s 2024 Annual Meeting of Stockholders, Mr. Barretto-Ko will be eligible to receive an annual nonstatutory stock option to purchase 30,000 shares of the Company’s common stock, subject to his continuous service as of each such date. The shares subject to each such option grant would vest on the earlier of (a) the first anniversary of the date of grant and (b) the date of the Company’s next annual meeting of stockholders, subject to Mr. Barretto-Ko’s continuous service as of each such date.

Mr. Barretto-Ko has entered into the Company’s standard form of indemnification agreement. There were no arrangements or understandings between Mr. Barretto-Ko and any other persons pursuant to which he was selected as a director, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission between Mr. Barretto-Ko and the Company required to be disclosed herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPRUCE BIOSCIENCES, INC.

Date: May 25, 2023	By:	/s/ Samir Gharib
Samir Gharib
President and Chief Financial Officer